UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2004

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 733-4000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
SIGNATURES

Item 1.01   Entry into Material Definitive Agreement.

     On October 18, 2004 the Governance Committee of the Board of Directors of ABM Industries Incorporated (“Registrant”) approved the compensation of non-employee directors for its fiscal year beginning November 1, 2004. Non-employee directors will receive an annual retainer of $36,000, and meeting fees of $2,000 for in-person Board and Committee meetings, $2,000 for telephonic meetings of two or more hours, and $1,000 for telephonic meetings of less than two hours. In addition, the Chair of the Audit Committee will receive an additional fee of 100% of the applicable meeting fee for each Audit Committee meeting and each of the Chairs of the other Committees (Governance Committee, Compensation Committee, and Executive Committee) will receive an additional fee of 50% of the applicable meeting fee for each meeting of his or her respective Committee. The fees to the Committee Chairs will also take effect November 1, 2004, except for the Chair of the Executive Committee, which such fees will take effect January 1, 2005.

     Chairman of the Board Martinn Mandles, whose employment ends on November 1, 2004, will receive an additional annual retainer for fiscal year 2005 of $36,000. In addition, Registrant will pay Mr. Mandles $50,000 in fiscal year 2005 for certain transition services.

     As a result of the expected reduced frequency of meetings of the Executive Committee on a going forward basis, effective January 1, 2005, Registrant will make a lump sum retirement payment of $300,000 to Chairman of the Executive Committee William Steele and terminate the annual consulting retainer of $100,000 paid to Mr. Steele. The Board also ratified the annual fee of $100,000 for fiscal year 2005 payable to director Theodore Rosenberg, who receives no fees for meetings of the Executive Committee. In connection with the payments to Mr. Steele, Registrant will take a charge of $300,000 in the fourth quarter of its 2004 fiscal year.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: October 22, 2004	By:	/s/ George B. Sundby George B. Sundby Executive Vice President and Chief Financial Officer